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                                                                     Exhibit 3.3

                              CPA:14 HOLDINGS INC.

                        FORM OF ARTICLES OF AMENDMENT AND
                    RESTATEMENT OF ARTICLES OF INCORPORATION

     CPA:14 Holdings Inc., a Maryland corporation (the "Company") having its principal office in the State of Maryland at 11 East Chase Street, Baltimore, Maryland, 21202, hereby certifies to the Department of Assessments and Taxation of the State of Maryland, that:

     FIRST: The Company desires to amend and restate its Articles of Incorporation, as amended through July 17, 2006;

     The amendments of the Articles of Incorporation were advised and approved by the Board of Directors of the Company and approved by the stockholders as required by law.

     SECOND: The provisions of the Articles of Incorporation (as amended) which are now in effect, dated as of July 17, 2006 and as amended hereby in accordance with the Maryland General Corporation Law (the "MGCL"), are as follows:

                                     I. NAME

     The name of the Company is CPA:14 Holdings, Inc.

                                   II. PURPOSE

     The purpose for which the Company is formed is to transact any or all lawful business, not required to be specifically stated in these Articles of Amendment and Restatement of Articles of Incorporation ("Articles"), for which corporations may be incorporated under the General Corporation Law of Maryland as amended from time to time.

                               III. CAPITAL STOCK

     (a) The total number of shares of stock of all classes which the Company has authority to issue is 120,000,000 shares of capital stock (par value $.001 per share), amounting in aggregate to $120,000.00 par value, all of which shares are initially classified as "common stock" (the "Shares").

     (b) Each Share shall be entitled to one vote and shall share equally, on a per Share basis, in the dividends of the Company.

     (c) The Shares shall, upon issuance and payment therefor, be fully paid and non-assessable.

     (d) The Shares will not be subject to redemption (except as provided in Article VII) and will have no preemptive or cumulative voting rights.

     (e) The Directors are authorized to issue from time to time shares of stock of any class, whether now or hereafter authorized, or securities convertible into shares of stock of any class or classes, whether now or hereafter authorized.

     (f) The Directors are authorized to classify or to reclassify any unissued stock by setting or changing in any one or more respects, from time to time before issuance of such stock, the preferences,

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conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption of such stock, provided, however, that the voting rights per share of stock sold in a private offering shall not exceed voting rights which bear the same relationship to the voting rights of the Shares as the consideration paid to the Company for each privately offered share of stock bears to the book value of each outstanding Share.

                    IV. PRINCIPAL OFFICE AND REGISTERED AGENT

     The principal office of the Company is located at c/o CSC Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202. The registered agent of the Company is CSC Lawyers Incorporating Service Company, which is a Maryland corporation whose post office address is 11 Chase Street, Baltimore, Maryland 21202.

                                  V. DIRECTORS

     (a) The business and affairs of the Company shall be managed by, or under the direction of, the Directors. Election of the Directors need not be by written ballot unless provided by the bylaws of the Company ("Bylaws"). The Directors, as a group, shall consist of not fewer than three nor more than nine Directors, at least a majority of whom shall be Independent Directors, except for a period of 90 days after the death, removal or resignation of an Independent Director during which period the Directors, no matter how constituted, may continue to conduct business on behalf of the Company. If at any time the Company has fewer than three owners or beneficial owners of Shares ("Shareholders"), the number of Directors may be fewer than three but not fewer than the number of Shareholders. Newly elected Directors shall be elected for a term of office to expire at the next succeeding annual meeting of Shareholders after their election. The name of the director who shall serve as Director until the first annual meeting of the Shareholders is as follows:

          Wm. Polk Carey

     (b) Directors may be removed with or without cause upon the affirmative vote of at least a majority of all the votes entitled to be cast at a Shareholders' meeting called for the purpose of such proposed removal.

     (c) A vacancy or vacancies among the Directors shall exist when any previously authorized position of Director is not then filled by a duly elected or appointed Director whether caused by death, resignation or removal, or due to an increase in the authorized number of Directors. Any such vacancy or vacancies shall be filled as provided in the Bylaws.

     (d) The Directors are expressly authorized to make, alter, amend or repeal the Bylaws in the manner and for the purposes specified therein.

                               VI. INDEMNIFICATION

     (a) Subject to the provisions of the Bylaws, the Company shall provide any indemnification permitted by the laws of the State of Maryland and shall indemnify Directors, officers, agents and employees as follows:

          (i) Except as may be qualified by the requirements of subsection (ii) and (iii) below, with respect to the indemnification of Directors, the Company shall indemnify its Directors and officers to the full extent required or permitted by the statutory and common law of the State of Maryland now or hereafter in force, whether they are serving the Company, or at the Company's request, any other entity.

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The indemnification shall include advances from the Company for legal expenses and other reasonable costs resulting from such legal action;

          (ii) The Company may indemnify the Directors, the Advisor or their Affiliates for any liability or loss suffered by any of them, and may hold harmless the Directors, the Advisor or their Affiliates for any loss or liability suffered by the Company, only if the following conditions are satisfied: (A) the Directors, the Advisor or their Affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company; (B) the Directors, the Advisor or their Affiliates were acting on behalf of or performing services for the Company; (C) such liability or loss was not the result of negligence or misconduct by the Directors, the Advisor or their Affiliates; and (D) such indemnification or agreement to hold harmless is recoverable only out of the Company's net assets and not from the Shareholders. Notwithstanding anything to the contrary in this subsection (ii), indemnification of the directors, the Advisor or their Affiliates, or any person acting as a broker-dealer, will not be allowed for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless at least one of the following conditions is met: (x) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (y) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (z) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws;

          (iii) The advancement of funds of the Company to the Directors, the Advisor or their Affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (A) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (B) the legal action is initiated by a third party who is not a Shareholder or the legal action is initiated by a Shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (C) the Directors, the Advisor or their Affiliates undertake to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which such Directors, the Advisor or their Affiliates are found not to be entitled to indemnification;

          (iv) The Company shall indemnify other employees and agents to such extent as shall be authorized by the Directors or prescribed by the Bylaws and as shall be permitted by law, whether they are serving the Company or, at the Company's request, any other entity;

          (v) The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled;

          (vi) The Directors may take such action as is necessary to carry out these indemnification provisions and are expressly empowered to adopt, approve and amend from time to time the Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law;

          (vii) No amendment or repeal of this Article VI or any portion hereof shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

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     (b) To the fullest extent permitted by the statutory or common law of
Maryland, as amended or interpreted, no Director or officer of the Company shall be personally liable to the Company or its Shareholders for monetary damages. No amendment to these Articles or repeal of any of its provisions shall limit or eliminate the benefits provided to the Directors and officers under this Article VI with respect to any act or omission which occurred prior to such amendment or repeal.

     (c) Each provision of this Article VI shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

                              VII. OWNERSHIP LIMIT

     (a) No Person may own more than 9.8 percent of the outstanding Shares or such other amount as determined by the Directors pursuant to the Bylaws ("Ownership Limit"), and no Shares or other subsequently issued Securities of the Company (as prescribed by an appropriate amendment to these Articles) shall be accepted, purchased, or in any manner acquired by any Person if such issuance or transfer would result in that Person's Ownership of Shares and/or such Securities, together, exceeding the Ownership Limit.

     (b) If any Shares are accepted, purchased, or in any manner acquired by any Person resulting in a violation of Article VII(a) hereof, such issuance or transfer shall be valid only with respect to such amount of Shares so issued or transferred as does not result in a violation of Article VII(a) hereof, and such acceptance, purchase or acquisition shall be null and void with respect to the amount of Shares that results in a violation of Article VII(a) hereof ("Excess Shares"). If the last clause of the foregoing sentence is determined to be invalid by virtue of any legal decision, statute, rule or regulation, such Person shall be conclusively deemed to have acted as an agent on behalf of the Company in acquiring the Excess Shares and to hold such Excess Shares on behalf of the ultimate owner of such Excess Shares. Any person who receives dividends, interest or any other distribution paid on account of Excess Shares shall hold and retain these dividends, interest or any other distribution as an agent for the ultimate owner of such Excess Shares.

     While the Excess Shares are so held on behalf of the ultimate owner of such Excess Shares, such Excess Shares shall not have any voting rights and shall not be considered for purposes of any Shareholder vote and/or for determining a quorum for such a vote. The Excess Shares shall not be treasury stock but shall continue as issued and outstanding Shares under the General Corporation Law of Maryland.

     In the event that a Shareholder knowingly holds Excess Shares and the Company consequently loses its status as a REIT under the Code or becomes a personal holding company, such Shareholder shall be required to indemnify the Company for the full amount of any damages and expenses (including increased corporate taxes, attorneys' fees and administrative costs) resulting from the Company's loss of its REIT qualification under the Code.

     Upon discovering the Ownership of any Excess Shares, the Directors may (i) cause the Company to immediately redeem such Excess Shares at the Redemption Price or (ii) grant the Shareholder 30 days to transfer such Excess Shares to any Person whose Ownership of such Excess Shares would not result in a violation of Article VII(a) hereof. Upon such permitted transfer, the Company shall pay or distribute to the transferee any dividends on the Excess Shares not previously paid or distributed. If such Excess Shares are not transferred within such 30 day period, the Company will redeem such Shares at the Redemption Price. For purposes of this provision, the "Redemption Price" shall mean the lesser of the price paid for such Excess Shares by the Shareholder in whose possession the redeemed Shares were Excess Shares or the fair market value of the Excess Shares.

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     (c) For purposes of this Article VII:

          (i) The term "Individual" shall mean any natural person and those organizations treated as natural persons in Section 542(a) of the Code.

          (ii) The term "Ownership" (including "own" or "owns") of Shares means beneficial ownership. Beneficial ownership, for this purpose shall be defined in accordance with or by reference to Sections 856, 542 and 544 of the Code.

          (iii) The term "Person" includes an Individual, corporation, partnership, association, joint stock company, trust, unincorporated association or other entity and also includes a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (iv) The term "Securities" means all securities, excluding currently outstanding Shares, which subsequently may be issued by the Company.

     (d) The Ownership Limit set forth in Article VII(a) hereof shall not apply to acquisitions of Shares pursuant to a cash tender offer made for all outstanding Shares (including Securities convertible into common stock, which subsequently may be issued by the Company) in conformity with applicable federal and state securities laws where at least 85 percent of the outstanding Shares (not including Shares or subsequently issued Securities convertible into common stock, which are held by the tender offeror and/or any "affiliates" or "associates" thereof within the meaning of the Exchange Act) are duly tendered and accepted pursuant to the cash tender offer; nor shall the Ownership Limit apply to the acquisition of Shares by an underwriter in a public offering of the Shares, or in any transaction involving the issuance of the Shares by the Company, in which a majority of the Directors determines that the underwriter or other Person or party initially acquiring such Shares will make a timely dividend of such Shares to or among other Persons such that, following such dividend, none of such Shares will be Excess Stock.

     (e) The Directors may exempt from the Ownership Limit certain designated Shares while owned by a Person who has provided the Directors with evidence and assurances acceptable, in their sole discretion, to a majority of the Directors and their counsel that the qualification of the Company as a REIT would not be jeopardized.

     (f) Nothing herein contained shall limit the ability of the Company to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to protect the Company and the interests of its Shareholders by preservation of the Company's status as a REIT.

     (g) If the Company has 2,000 or more Shareholders, all Persons who own five percent or more of the Company's outstanding Shares (or if the Company has more than 200 and less than 2000 shareholders, all Persons who own one percent or more of the Company's outstanding Shares) during any taxable year of the Company shall file with the Company an affidavit setting forth the number of Shares during such taxable year (i) owned directly (held of record by such Person or by a nominee or nominees of such Person) and (ii) owned indirectly (by reason of Sections 542, 544 and 856 of the Code or for purposes of Section 13(d) of the Exchange Act) by the Person filing the affidavit. The affidavit to be filed with the Company shall set forth all the information required to be reported (A) in returns of Shareholders under income tax regulation 1.857-9 or similar provisions of any successor regulation and (B) in reports to be filed under
Section 13(d) of the Exchange Act. The affidavit or an amendment to a previously filed affidavit shall be filed with the Company annually within 60 days after the close of the Company's taxable year. A Person shall have satisfied the requirements of this Article VII(g) if the Person furnishes to the Company the information in such Person's possession after such Person has made a good faith

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effort to determine the Shares it indirectly owns and to acquire the information required by income tax regulation 1.857-9 or similar provisions of any successor regulation.

     (h) If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     (i) The affirmative vote of those Shareholders owning not less than sixty-six and two-thirds percent of all outstanding Shares entitled to vote in the election of Directors considered for purposes of this Article VII as one class, shall be required to amend, alter, change, repeal or rescind any provision of this Article VII or to adopt any provisions inconsistent with this
Article VII.

                          VIII. RIGHTS OF SHAREHOLDERS

     (a) A majority of all Shares is considered a quorum necessary for the transaction of all business. Unless otherwise provided in these Articles or the Bylaws, a majority of all the votes cast at a Shareholder meeting at which a quorum is present is sufficient to approve any matter which properly comes before such meeting, except that a plurality of all votes cast at a meeting at which a quorum is present is sufficient to elect a Director.

     (b) Special meetings of Shareholders may only be called upon the request of a majority of the Directors, a majority of the Independent Directors, the Chairman of the Company or the President of the Company or upon the written request of Shareholders entitled to cast at least 10 percent of all the votes entitled to be cast at such meeting.

     (c) Any Shareholder proposal to be presented in connection with an annual meeting of Shareholders, including any proposal relating to the nomination of a Director to be elected to the Board of Directors, must be received by the secretary of the Company not fewer than 120 days prior to the scheduled date of such meeting.

     (d) Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in these Articles.

                                  IX. AMENDMENT

     The Company reserves the right to amend, alter, change or repeal any provision contained in these Articles by a majority of the Directors (including a majority of the Independent Directors) adopting a resolution setting forth the proposed change, declaring its advisability, and either calling a special meeting of the Shareholders certified to vote on the proposed change, or directing the proposed change to be considered at the next annual Shareholders' meeting. Except as otherwise provided herein, the proposed change will be effective only if it is adopted upon the affirmative vote of the holders of not less than a majority of the aggregate votes entitled to be cast thereon or by unanimous written consent by the Shareholders; provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with Article VI hereof or this Article IX will be effective only if it is adopted upon the affirmative vote of not less than two-thirds of the aggregate votes entitled to be cast thereon.

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                         X. DEFINITIONS & MISCELLANEOUS

     (a) As used herein, the following terms shall have the respective meanings indicated:

          "Advisor" shall mean any person or entity which pursuant to an advisory agreement will serve as the investment advisor to, and administrator of, the Company; it shall also include any successor advisor selected by the Directors or any person or entity to which the Advisor subcontracts substantially all of its administrative functions.

          "Affiliate" of another person shall mean (i) any person directly or indirectly owning, controlling, or holding, with power to vote ten percent or more of the outstanding voting securities of such other person, (ii) any person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person,
(iii) any person directly or indirectly controlling, controlled by, or under common control with such other person, (iv) any executive officer, director, trustee or general partner of such other person, or (iv) any legal entity for which such person acts as an executive officer, director, trustee or general partner.

          "Affiliated Directors" shall mean those Directors who are not Independent Directors.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Independent Directors" shall mean the Directors who are not associated and have not been associated within the last two years, directly or indirectly, with the Sponsor or the Advisor. A Director shall be deemed to be associated with the Sponsor or the Advisor if he or she (i) owns an interest in, is employed by, has any material business or professional relationship with, or is an officer or director of, the Sponsor, the Advisor, or any of their Affiliates, other than as a director or trustee or officer of not more than two other REITs organized by the Sponsor or advised by the Advisor, or (ii) performs services, other than as a Director, for the Company. An indirect relationship shall include circumstances in which a Director's spouse, parents, children, siblings, mothers- or fathers-in law, sons- or daughters-in law, or brothers- or sisters-in law is or has been associated with the Sponsor, the Advisor, any of their Affiliates, or the Company.

          "REIT" shall mean real estate investment trust as governed by Sections 856-860 of the Code.

          "Sponsor" shall mean W. P. Carey & Co., LLC a Delaware limited liability company.

     (b) In the event any sentence or paragraph of these Articles is declared by a court of competent jurisdiction to be void, such sentence or paragraph shall be deemed severed from the remainder of these Articles and the balance of these Articles shall remain in effect.

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     IN WITNESS WHEREOF, CPA:14 Holdings Inc. has caused this Articles of
Amendment and Restatement of Articles of Incorporation, to be signed in its name on its behalf by its President, and attested by its Secretary, on this ____ day of _________, 2006.


                                        ----------------------------------------
                                        Gordon F. Dugan
                                        President


                                        ATTEST


                                        ----------------------------------------
                                        Susan C. Hyde
                                        Secretary

     THE UNDERSIGNED, President of CPA:14 Holdings Inc., who executed on behalf of said Company the foregoing Articles of Amendment and Restatement of Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Company, the foregoing Articles of Amendment and Restatement of Articles of Incorporation is the corporate act of said Company and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                        ----------------------------------------
                                        Gordon F. Dugan
                                        President